UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2006

BOSTON RESTAURANT ASSOCIATES, INC.

(Exact Name Of Registrant As Specified In Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18369	61-1162263
(Commission File Number)	(I.R.S. Employer Identification No.)

999 Broadway, Suite 400, Saugus, MA	01906
(Address of Principal Executive Offices)	(Zip Code)

(781) 231-7575

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR           230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement; Item 3.02 Unregistered Sales of Equity Securities

On July 12, 2006 the Company entered into an agreement whereby at the Company’s sole option, subject to satisfaction of certain terms and conditions, Dolphin Direct Equity Partner, LP and other qualified investors would purchase up to 1,411,764 shares of Series A Participating Preferred Stock $.01 par value per share in a private transaction or transactions pursuant to one or a series of draw downs. Each share of Series A Preferred Stock may be converted at any time at the option of the holder of such shares into one share of our Common Stock, $.01 par value per share. The investors will pay $0.85 per share, for aggregate gross proceeds of up to $1,200,000 as of the date of this report the Company has requested one draw down of $600,000. Mr. Salas, a principal of Dolphin Equity Partners, LP is a member of the board of directors of Boston Restaurant Associates, Inc.

We agreed pursuant to a rights agreement between the Company and the investors to (i) register the resale of the shares of Common Stock issuable upon the conversion of the shares of Series A Participating Preferred Stock upon demand of a sufficient number of the holders of the Series A Participating Preferred Stock and (ii) include such shares of Common Stock in any registration statement for the benefit of the Company or any third party upon request of a sufficient number of the holders of the Series A Participating Preferred Stock.

We will sell the shares of Series A Participating Preferred Stock pursuant to certain exemptions from registration provided by Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

Exhibit 9.01- Financial Statements and Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index. The Exhibit Index, together with the Exhibits listed herein, are incorporated by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 12, 2006		BOSTON RESTAURANT ASSOCIATES, INC.

	By:	/s/ George R. Chapdelaine
George R. Chapdelaine, President and Chief Executive Officer

Boston Restaurant Associates, Inc.
Exhibit Index

1.                  Equity Line Financing Agreement dated as of July 12, 2006.